Exhibit 99.1

Contact: Bob DeBarr
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800

Press Release
MICREL BOARD INCREASES AMOUNT AUTHORIZED UNDER SHARE REPURCHASE PLAN

San Jose, CA, August 20, 2014 - Micrel, Incorporated (Nasdaq: MCRL), a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets, today announced that its Board of Directors authorized the repurchase of an additional $25.0 million of Micrel’s common stock.  This new authorization is in addition to the approximately $17.7 million of the Board of Directors' previous authorization remaining as of August 19, 2014.
The repurchases may occur from time to time in the open market or in privately negotiated transactions; provided that the repurchases are made in accordance with the terms of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  The timing and amount of any repurchase of shares will be determined by Micrel’s management, based on its evaluation of market conditions, cash on hand and other factors.  The authorization will stay in effect until the aggregate authorized amount is expended or the authorization is modified by the Board of Directors.

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Micrel Board Increases Amount Authorized Under Share Repurchase Plan

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Those statements include statements about our expectations regarding the future repurchase of Micrel common stock.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in the economy and the U.S. stock markets as a whole, fluctuations in the market price of Micrel’s common stock and other market conditions, the difficulty of predicting our future cash needs, the nature of other investment opportunities available to the Company from time to time, Micrel’s operating cash flow, and economic and industry projections.  For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and quarterly report on Form 10-Q for the quarter ended June 30, 2014.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high-performance linear and power, LAN and timing and communications markets.  The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, MEMs-based clock oscillators and crystal-less clock generators, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.

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